               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  TRANSPRO INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [Logo]

                                                                  March 21, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders which will be held at the Omni Berkshire Place Hotel, 21 East 52nd Street, New York, New York on Wednesday, April 23, 1997 at 11:00 a.m. This year you are being asked to (i) elect seven directors to the Company's Board and (ii) approve the Company's auditors for the year ending December 31, 1997, all as set forth in the accompanying notice and proxy statement.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                          Sincerely yours,

                                          /s/ Barry R. Banducci

                                          Barry R. Banducci
                                          Chairman of the Board

                                 TRANSPRO, INC.

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRANSPRO, INC. will be held on Wednesday, April 23, 1997 at 11:00 a.m., at the Omni Berkshire Place Hotel, 21 East 52nd Street, New York, New York, for the following purposes:

          (1) To elect seven directors to serve for the ensuing year;

          (2) To consider and vote on the approval of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1997; and

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 3, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                           JOHN C. MARTIN, III
                                           Secretary

New Haven, Connecticut
March 21, 1997

                                 TRANSPRO, INC.
                                100 GANDO DRIVE
                          NEW HAVEN, CONNECTICUT 06513

                        --------------------------------
                                PROXY STATEMENT
                        --------------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the 'Common Stock'), of TransPro, Inc. (the 'Company') in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, April 23, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about March 25, 1997 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On March 3, 1997 there were 6,591,835 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. 'Broker non-votes' are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting of Stockholders is discussed under each item.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Seven directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are:

                                        YEAR FIRST
                                          BECAME                          PRINCIPAL OCCUPATION
             NOMINEE             AGE     DIRECTOR                      DURING THE PAST FIVE YEARS
------------------------------------    ----------   ---------------------------------------------------------------
Barry R. Banducci................ 61       1995      Chairman of the Board of the Company since September 1995; from
                                                       1984 to 1996, Vice  Chairman of the Board  and a director  of
                                                       The   Equion  Corporation   ('Equion'),  a   manufacturer  of
                                                       automotive products; from 1988  to 1994, President and  Chief
                                                       Executive  Officer of Equion and from 1984 to 1988, President and Chief Operating Officer  of Equion; currently a  director of Advanced Accessory Systems, Aristotle Corporation, Enscor,
                                                       Inc. and The Delker Corporation.
Henry P. McHale.................. 58       1995      President and Chief Executive Officer of the Company since July
                                                       1995;  since  September 1992,  President and  Chief Executive
                                                       Officer of GO/DAN Industries  (a wholly-owned partnership  of the  Company  since September  1995); prior  thereto, various executive positions  with  Ladish  Corporation  and  Rockwell
                                                       Automotive.
William J. Abraham, Jr. ......... 49       1995      Partner  with  Foley  &  Lardner,  a  law  firm  in  Milwaukee,
                                                       Wisconsin, since 1980; currently managing partner of Foley  &
                                                       Lardner;  currently a director of The Vollrath Company, Inc.,
                                                       Park Bank, and Windway Capital Corp.(1)
Philip Wm. Colburn............... 68       1995      Chairman of the Board of  The Allen Group Inc. ('Allen')  since
                                                       December  1988 and a director of Allen since 1973; from March
                                                       1988 to  February 1991,  Chief  Executive Officer  of  Allen;
                                                       currently  a director  of Superior  Industries International,
                                                       Inc., Earl Scheib, Inc., and Spinnaker Industries, Inc.(1)(2)
Paul R. Lederer.................. 57       1995      President and  Chief Operating  Officer of  Fel-Pro Inc.  since
                                                       November  1994;  from  January  1993  to  November  1994,  an automotive consultant and  served on the  advisory boards  of
                                                       Fullerton  Metals and  Fel-Pro, Inc.;  from November  1989 to
                                                       October 1991, Chairman and Chief Executive Officer of  Epicor
                                                       Industries, Inc. ('Epicor') and from October 1991 to December
                                                       1992, Executive Vice President of Stant, Inc. (which acquired
                                                       Epicor   in   October   1991);   currently   a   director  of
                                                       Ozark/O'Reilly Automotive.(1)
Sharon M. Oster.................. 48       1995      Frederic D. Wolfe Professor of Management and  Entrepreneurship
                                                       at the School of Management, Yale University since 1992; from
                                                       1992  to 1994, Associate Dean of Yale's School of Management;
                                                       from 1983 to 1994, Professor  of Economics and Management  at
                                                       Yale's   School  of  Management;   currently  a  director  of
                                                       HealthCare   REIT,   Aristotle   Corporation   and    Gaylord
                                                       Hospital.(2)

                                        YEAR FIRST
                                          BECAME                          PRINCIPAL OCCUPATION
             NOMINEE             AGE     DIRECTOR                      DURING THE PAST FIVE YEARS
------------------------------------    ----------   ---------------------------------------------------------------
F. Alan Smith.................... 65       1995      Chairman of Advanced Accessory Systems since September 1995 and a  director  of 3M  since 1986;  retired from  General Motors
                                                       Corporation ('GM') in  1992 after 36  years of service;  from
                                                       1981  to 1992, Executive  Vice President and  a member of the
                                                       Board of Directors of GM.(2)

------------

(1) Member of the Management Compensation and Nominating Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

INFORMATION REGARDING BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, whose members are elected annually by the stockholders. During 1995, the Board of Directors of the Company designated a Management Compensation and Nominating Committee and an Audit Committee. Messrs. Abraham, Colburn and Lederer are the members of the Management Compensation and Nominating Committee; and Mr. Colburn, Ms. Oster and Mr. Smith are the members of the Audit Committee.

     The Management Compensation and Nominating Committee (the 'Compensation Committee') recommends to the Board salaries and incentive compensation awards for officers of the Company and its subsidiaries; reviews and approves guidelines for the administration of incentive compensation programs for other management employees; makes recommendations to the Board with respect to major compensation programs; administers the Company's 1995 Stock Plan (the '1995 Stock Plan') and its 1995 Nonemployee Directors Stock Option Plan (the 'Directors Plan'), grants stock options and restricted shares of the Company's Common Stock under the 1995 Stock Plan; and issues the Report on Executive Compensation required to be included in the Company's proxy statement by the rules of the Securities and Exchange Commission. See 'Executive Compensation -- Compensation Committee Report on Executive Compensation.' This Committee also selects and recommends to the Board nominees for election as directors and considers the performance of incumbent directors in determining whether to recommend them for nomination for re-election. The Compensation Committee has recommended each of the seven incumbent directors for re-election at the Annual Meeting. The Committee will consider nominees recommended by stockholders for election at the 1998 Annual Meeting of Stockholders that are submitted prior to the end of 1997 to the Secretary of the Company at the Company's offices, 100 Gando Drive, New Haven, Connecticut 06513. Any such recommendation must be in writing and must include a detailed description of the business experience and other qualifications of the recommended nominee as well as the signed consent of such person to serve if nominated and elected.

     The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors and reviews the degree of their independence from the Company; approves the scope of the audit engagement, including the cost of the audit; reviews any non-audit services rendered by the auditors and the fees therefor; reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and, upon completion of an audit, the results of the audit engagement; and reviews internal accounting and auditing procedures with the Company's financial staff and the extent to which recommendations made by the independent auditors have been implemented.

     During the year ended December 31, 1996, the Board of Directors of the Company held six meetings, the Compensation Committee held five meetings and the Audit Committee held two meetings. Each director attended at least 75% of the meetings of the Board of Directors held and of all committees of the Board of Directors on which he or she served while he or she was director or a member of a committee of the Board of Directors, except for Mr. Smith who attended four of the six meetings of the Board of Directors and one of two meetings of the Audit Committee, and Mr. Abraham who attended three of the five meetings of the Compensation Committee.

COMPENSATION OF DIRECTORS

     The Chairman of the Board of Directors is paid an annual retainer of $35,000 per year for his services as Chairman and $1,000 for each meeting of the Board of Directors attended. The Chairman does not receive any additional compensation for Committee participation. All other nonemployee directors are paid $12,000 per year for their services as a director and $1,000 for each meeting of the Board of Directors attended. Each member of the Audit or Compensation Committees is paid $2,000 per year for his or her services as such member, and each Committee member is paid $500 for each meeting of a Committee attended. Directors are not paid fees for their participation in meetings by telephone conference or for actions by unanimous written consent. Each director and Committee member is reimbursed for travel and related expenses incurred in attending meetings.

     Under the Company's 1995 Nonemployee Directors Stock Option Plan (the 'Directors Plan'), the Chairman and each nonemployee director are automatically granted options to purchase 3,200 and 1,500 shares of Common Stock, respectively, on an annual basis, on the first Friday following the Company's Annual Meeting of Stockholders. Pursuant to the Directors Plan, Messrs. Abraham, Colburn, Lederer, Ms. Oster and Mr. Smith were each granted options to purchase 1,500 shares of Common Stock on April 26, 1996 at an exercise price of $8.375 per share. Mr. Banducci received options to purchase 3,200 shares of Common Stock on such date at the same exercise price. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant.

     The Company maintains a Matching Gift Program for the benefit of the directors of the Company. Pursuant to the Matching Gift Program, in 1996, the Company matched gifts to charitable organizations made by the directors in amounts up to $2,500 for each director.

     The Company is a party to an Employment Agreement with Mr. McHale. For a description of the terms of this agreement, see 'Executive Compensation -- Employment, Termination of Employment and Change of Control Arrangements.'

VOTE REQUIRED

     The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

     THE BOARD OF DIRECTORS DEEMS 'PROPOSAL NO. 1 -- ELECTION OF DIRECTORS' TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE 'FOR' APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Compensation and Nominating Committee (the 'Committee') is comprised of three independent non-employee directors. As members of the Committee, it is our responsibility to administer the Company's executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.

     Compensation Policies

     The Company was formed in 1995 pursuant to a spin-off of the automotive and truck products business of The Allen Group Inc. Although the current management team of the Company consists primarily of persons who were previously involved in the businesses of the Company prior to the spin-off, the Committee has formulated a new compensation philosophy for the Company which is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued success of the Company, principally by (i) setting base salaries at the median of the marketplace, (ii) creating a significant annual incentive opportunity with target award levels somewhat above median marketplace practices and (iii) creating a highly leveraged (i.e., approximately between the marketplace 50th and 75th percentiles) long term incentive opportunity for senior management. The Committee believes that implementation of a system of compensation that emphasizes performance based compensation provides a strong alignment to stockholders' interests. Five key principles serve as the guiding framework for compensation decisions for all employees of the Company:

          1. To attract and retain the most highly qualified management and employee team.

          2. To pay competitively compared to similar automotive companies.

          3. To encourage superior employee performance by aligning rewards with stockholder interests, especially through the use of tangible performance targets.

          4. To motivate senior executives to achieve the Company's annual and long-term business goals by providing higher than average leveraged equity-based incentive opportunities.

          5. To strive for fairness in administration by emphasizing performance related contributions as the basis of pay decisions.

     To implement these policies, the Committee has designed the framework for a four-part executive compensation program consisting of base salary, annual incentive plan, long-term incentive opportunities for senior management, and other employment benefits.

     Base Salary. The Committee will seek to maintain levels of compensation that are competitive with similar automotive companies. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, and will seek to maintain salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary will relate to individual contributions evaluated against established objectives, length of service, and the industry's annual competitive pay practice movement. The Committee has determined that base salary for 1996 for the Company's Chief Executive Officer was initially below the competitive industry average, and for the other executive officers was generally at the competitive industry average. The Committee therefore recommended during 1996 that the Chief Executive Officer's base salary be increased and the Board of Directors approved such action. See ' -- 1996 Compensation for the Chief Executive Officer.'

     Annual Incentive Plan. The Committee has designed an annual incentive plan pursuant to which key Company employees will be eligible to receive performance bonuses in a range based upon a percentage of their annual base salary. Payment of the performance bonuses is based upon performance measures set by the Committee that incorporate overall Company, divisional and personal targets. In general, with regard to senior executives, a greater degree of emphasis is placed on the long-term incentives described below.

     Long Term Incentives. The Committee strongly believes that the pay program should provide senior executives with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders and senior executives will be closely aligned. Therefore, senior executives are eligible to receive restricted stock and are also eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The Committee believes that the use of restricted stock and stock options as the basis for long-term incentive compensation meets the Committee's defined compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

     Other Benefits. The Company's philosophy is to provide competitive health- and welfare-oriented benefits to executives and employees, but to maintain a conservative posture relative to executive benefits. Consistent with industry practices, the Company provides a Company automobile to executive officers and reimburses club dues for the Chief Executive Officer.

     Compliance With Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public corporation for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the cap if certain requirements are met. The Committee and the Board of Directors intend to structure the compensation of its executive officers in a manner that should ensure that the Company does not lose any tax deductions because of the $1 million compensation limit in the foreseeable future.

     The Company's salaries for its highest paid executives will be set, based on independent studies, at levels approximating the average for companies of comparable size in similar industries and are not expected to approach $1 million in the foreseeable future. The Committee is a proponent of using more performance and equity-based compensation, which can often be designed to ensure that tax deductibility is not compromised.

     The Company's 1995 Stock Plan incorporates maximum limitations on individual annual stock option and restricted stock grants so as to meet the requirements of Section 162(m). The Plan also identifies performance measures to be used if the Compensation Committee decides to use performance-based vesting restricted stock in the future to meet the requirements of Section 162(m).

     1996 Compensation for the Chief Executive Officer

     In 1996, Henry P. McHale received annual base salary payments of $332,679, pursuant to the terms of his employment agreement with the Company. See 'Executive Compensation -- Employment, Termination of Employment and Change of Control Arrangements.' During 1996, the Committee determined that Mr. McHale's base salary was below the industry average and his base salary was therefore increased from $300,000 to $355,000 per year. Mr. McHale also received an annual performance bonus of $301,750 pursuant to the Annual Incentive Plan based upon the achievement of certain performance targets for 1996. In April 1996, Mr. McHale was granted an option to purchase 75,000 shares of Common Stock at $7.50 per share, which was the market price for the Common Stock on the date of grant. This option grant was made in lieu of an obligation under his Employment Agreement to receive options to purchase an aggregate of 75,000 shares of Common Stock in two equal installments in September 1996 and September 1997.

     Summary

     The Committee believes that it has implemented a comprehensive compensation program for executives of the Company which is appropriate and competitive with the total compensation programs provided by other similar automotive companies with which the Company competes. The Committee believes its compensation philosophy ties compensation to stockholder returns and thereby links compensation to the achievement of annual and longer-term operational results of the Company on behalf of the Company's stockholders. We look forward to providing the stockholders with an update in our next annual report to you.

                                Management Compensation and Nominating Committee of the Board of Directors

                                                       WILLIAM J. ABRAHAM, JR.
                                                       PHILIP WM. COLBURN
                                                       PAUL R. LEDERER

ANNUAL AND LONG-TERM EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued by the Company and its subsidiaries and their predecessors to those persons who were (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the 'Named Executive Officers'), for services rendered by them in all capacities in which they served the Company and its subsidiaries and their predecessors during 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                                 AWARDS
                                                                                         ----------------------
                                                          ANNUAL COMPENSATION                        SECURITIES
                                                 -------------------------------------   RESTRICTED  UNDERLYING    ALL OTHER
                                                                          OTHER ANNUAL     STOCK      OPTIONS/    COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)    COMPENSATION   AWARDS($)    SARS(#)        ($)(A)
----------------------------------------  ----   ---------   ----------   ------------   ---------   ----------   ------------
Henry P. McHale(b) .....................  1996   $ 332,679   $  301,750(c)     (d)          --         75,000       $  6,481
  President and Chief Executive Officer   1995     231,987    1,654,239(c)     (d)          --         50,000          8,018
                                          1994     210,000      204,750(c)     (d)          --          --             5,632

Raymond M. Scanlon(b)(e) ...............  1996      48,462            0        (d)           --          --           148,470
  Former Senior Vice President            1995     154,000       12,000(f)     (d)       $ 402,992(g)   47,035(h)     22,003
                                          1994     130,000      119,704(f)     (d)          --          10,000(i)     25,610

John C. Martin, III(b) .................  1996     164,000      111,520(f)     (d)          27,690(j)   24,600         3,759
  Vice President, Treasurer, Secretary    1995     139,850       57,120(f)     (d)         432,078(g)   41,728(h)      3,169
  and Chief Financial Officer             1994     130,000       94,249(f)     (d)          --           7,000(i)      3,322

Jeffrey L. Jackson(b) ..................  1996     119,600       58,650(c)     (d)          12,945(j)   11,500         3,587
  Vice President -- Human Resources       1995      98,000      200,114(c)     (d)          --          --             2,714
                                          1994      93,500       42,075(c)     (d)          --          --             2,237

Andrew J. Mazzarella(b)(k) .............  1996     151,424       65,875(c)     (d)          13,088(j)   11,625        25,055
  Former Vice President, Controller and   1995     148,800      319,490(c)     (d)          --          --             4,462
  Assistant Secretary                     1994     141,750       85,050(c)     (d)          --          --             2,595

------------

 (a) All Other Compensation includes for 1994, 1995 and 1996, respectively, (i) contributions made by each Named Executive Officer's employer under its defined contribution plan in the following amounts: Mr. McHale -- $5,632, $4,981 and $5,373; Mr. Scanlon -- $1,200, $1,615 and $277; Mr.
     Martin -- $1,200,  $1,578 and  $1,200; Mr.  Jackson --  $2,237, $2,714  and
     $2,841;  and Mr.  Mazzarella -- $2,595,  $4,462 and  $3,190; (ii) insurance premiums paid by Allen with respect to term life insurance for the benefit of Messrs. Scanlon and Martin of $1,560, $0 and $0 and $2,122, $2,122 and $0, respectively; (iii) the full dollar value of the remainder of premiums paid by Allen in connection with life insurance policies issued pursuant to the Split Dollar Insurance Agreement between Allen and Mr. Scanlon -- $24,254, $0 and $0; (iv) insurance premiums paid by the Company in 1996 for the benefit of the Named Executive Officers in the following amounts: Mr. McHale -- $1,108, Mr. Scanlon -- $2,808, Mr. Martin -- $2,559, Mr. Jackson -- $746 and Mr. Mazzarella -- $403; and (v) severance payments made in 1996 to Mr. Scanlon -- $145,385 and Mr. Mazzarella -- $21,462.

 (b) During 1994 and prior to September 29, 1995, Messrs. McHale, Jackson and Mazzarella were employed by GDI and Messrs. Scanlon and Martin were each employed by Allen.

 (c) Amounts listed as bonuses for Messrs. McHale, Jackson and Mazzarella include (i) annual performance bonuses earned by each in 1994, 1995 and 1996 and (ii) amounts earned in 1995 under the GDI Long Term Incentive Plan, although the payment will be made in three equal installments on April 1 of each year commencing in 1996. Mr. McHale's portion was paid in full on September 29, 1995 as an inducement to accept the position of President and Chief Executive Officer of the Company.

 (d) Aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total salary and bonus reported for each Named Executive Officer.

 (e) Mr. Scanlon resigned from the Company effective March 1, 1996.

 (f) Amounts listed as bonuses for Messrs. Scanlon and Martin include (i) annual performance bonuses earned by each in 1994, 1995 and 1996 and (ii) the cash portion of the bonuses awarded under Allen's Key Management Deferred Bonus Plan (the 'KMDB Plan') for 1994, even though the payment of such portion is paid in five equal annual installments on September 15 of each year commencing in 1995. Pursuant to the spin-off, the Company assumed the obligation for future payments of cash bonuses previously awarded to Messrs. Scanlon and Martin but not yet paid by Allen under KMDB Plan.

 (g) Represents the value of (i) 7,754 shares and 7,565 shares of restricted TransPro common stock issued to Messrs. Scanlon and Martin, respectively, to replace 2,881 and 2,811 shares, respectively, of restricted Allen common stock issued to such persons pursuant to the KMDB Plan and forfeited pursuant to the spin-off, which vest in

                                              (footnotes continued on next page)

(footnotes continued from previous page) annual increments between September 1996 and September 1999; and (ii) 26,912 shares and 29,603 shares of restricted TransPro common stock issued to Messrs. Scanlon and Martin, respectively, to replace 10,000 and 11,000 shares, respectively, of restricted Allen common stock issued to such persons pursuant to the Allen 1992 Stock Plan and forfeited pursuant to the spin-off, which vest on December 31, 2000 and December 31, 2001 or earlier, if certain earnings targets are met. Dollar values reflect the value of TransPro common stock on the date of award. Dividends are paid on restricted stock at the same rate as unrestricted TransPro common stock. Mr. Scanlon's restricted TransPro common stock was forfeited upon his resignation from the Company in March 1996.

 (h) Includes options to purchase 47,035 and 35,478 shares of TransPro common stock issued to Messrs. Scanlon and Martin, respectively, with the same intrinsic value as options to purchase 17,500 and 13,200 shares, respectively, of Allen common stock which were forfeited pursuant to the spin-off.

 (i) Represents options to purchase shares of Allen common stock which were subsequently forfeited pursuant to the spin-off and reissued in the form of options to purchase TransPro common stock with the same intrinsic value, which are included in note (h), above.

 (j) Represents the value of (i) 3,692 shares, 1,726 shares and 1,745 shares of restricted TransPro common stock issued to Messrs. Martin, Jackson and Mazzarella, respectively, which vest on April 8, 2000. Mr. Mazzarella's restricted TransPro common stock was forfeited upon his resignation from the Company in October 1996. At December 31, 1996, Messrs. Martin and Jackson held an aggregate of 30,808 and 1,726 shares, respectively, of restricted TransPro common stock which had an aggregate value (calculated by multiplying such amounts by $9.125, the closing price of TransPro common stock on December 31, 1996) of $281,123 and $15,750, respectively. Dividends are paid on restricted stock at the same rate as unrestricted TransPro common stock.

 (k) Mr. Mazzarella resigned from the Company in October 1996.

                            ------------------------
     The following table sets forth the grants of stock options made by the Company during the year ended December 31, 1996 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             % OF TOTAL
                                               NUMBER OF      OPTIONS
                                              SECURITIES     GRANTED TO
                                              UNDERLYING     EMPLOYEES                                   GRANT DATE
                                                OPTIONS      IN FISCAL     EXERCISE                       PRESENT
                   NAME                       GRANTED(A)     PERIOD(B)      PRICE      EXPIRATION DATE    VALUE(C)
-------------------------------------------   -----------    ----------    --------    ---------------   ----------
Henry P. McHale............................      75,000         45.1%       $ 7.50     April 10, 2006     $270,722
Raymond M. Scanlon.........................      --            --            --              --             --
John C. Martin, III........................      24,600         14.8          7.50     April 10, 2006       88,797
Jeffrey L. Jackson.........................      11,500          6.9          7.50     April 10, 2006       41,511
Andrew J. Mazzarella(d)....................      11,625          7.0          7.50     April 10, 2006       41,962

------------

 (a) All options granted are exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant.

 (b) Options to purchase a total of 166,225 shares of Common Stock were issued by the Company to employees in fiscal 1996.

 (c) Present value calculated using the Black Scholes model assuming 6.38% interest rate (the rate of treasury securities with a maturity date closest to the expected life of the options) and 44.5% volatility (calculated based upon the performance of the Common Stock from the date of the spin-off through the grant date).

 (d) Mr. Mazzarella's options were forfeited upon his resignation from the Company in October 1996.

     The following table sets forth information with respect to unexercised options to purchase the Company's Common Stock held by the Named Executive Officers at December 31, 1996. No options to purchase the Company's Common Stock were exercised in 1996 by such persons.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                     OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                                                  FISCAL YEAR-END#             FISCAL YEAR-END($)(A)
                                                            ----------------------------    ----------------------------
                          NAME                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------   -----------    -------------    -----------    -------------
Henry P. McHale..........................................          0          125,000          --            $ 121,875
Raymond M. Scanlon(b)....................................          0                0          --              --
John C. Martin, III......................................      9,407           56,921         $27,140           75,864
Jeffrey L. Jackson.......................................          0           11,500          --               18,688
Andrew J. Mazzarella(c)..................................          0                0          --              --

------------

 (a) Computed based upon the difference between the closing price of the Company's Common Stock on December 31, 1996 ($9.125) and the exercise price.

 (b) Mr. Scanlon forfeited all of his options upon his resignation from the Company in March 1996.

 (c) Mr. Mazzarella forfeited all of his options upon his resignation from the Company in October 1996.

RETIREMENT PLANS

     The Company maintains a defined benefit retirement plan (the 'Retirement Plan'), covering all of the full-time salaried employees of the G&O and Crown divisions in the United States and Messrs. Scanlon and Martin. The other full-time salaried employees of the Company and GDI continue to be covered by GDI's non-contributory defined benefit cash balance plan.

     TransPro, Inc. Retirement Plan

     The Retirement Plan generally provides a retirement benefit based upon the participant's years of credited service and his or her final average earnings, with final average earnings consisting of the sum of (i) the average of the salaries of the participant during the five years of highest salaries of the participant in the 10 years preceding the participant's retirement or termination date, and (ii) the average of the performance bonuses and overtime earnings of the participant during the five years of highest aggregate bonuses and overtime earnings of the participant in the 10 years preceding the participant's retirement or termination date. Retirement benefits are payable either as a straight life annuity, a joint and survivor annuity or in other optional forms. Normal retirement is at age 65, but certain early retirement benefits may be payable to participants who have attained age 55 and completed 10 years of continuous service, and survivor benefits may be payable to the surviving spouse of a vested participant who dies prior to early or normal retirement. A participant's benefit under the Retirement Plan vests after five years of credited service, all benefits funded by the Company are based upon actuarial computations, and no contributions are made by participants.

     The following table shows estimated annual benefits payable under the Retirement Plan to participants in specified compensation (final average earnings) and years-of-service classifications on a straight life annuity basis, assuming normal retirement at age 65 in 1996 and application of the current U.S. Social Security covered compensation base, and includes amounts attributable to the supplemental pension benefit provisions contained in the employment agreements entered into by the Company with Messrs. Scanlon and Martin.

                                                                   YEARS OF SERVICE(A)
FINAL AVERAGE                                 --------------------------------------------------------------
 EARNINGS(B)                                    10         15         20         25         30         35
-------------                                 -------    -------    -------    -------    -------    -------

   $125,000     ...........................   $15,410    $23,115    $30,820    $38,525    $46,229    $46,229
    150,000     ...........................    18,785     28,177     37,570     46,962     56,354     56,354
    175,000     ...........................    22,160     33,240     44,320     55,400     66,479     66,479
    200,000     ...........................    25,535     38,302     51,070     63,837     76,604     76,604
    225,000     ...........................    28,910     43,365     57,820     72,275     86,729     86,729
    250,000     ...........................    32,285     48,427     64,570     80,712     96,854     96,854
    300,000     ...........................    39,035     58,552     78,070     97,587    117,104    117,104
    350,000     ...........................    45,785     68,677     91,570    114,462    137,354    137,354
    400,000     ...........................    52,535     78,802    105,070    131,337    157,604    157,604
    450,000     ...........................    59,285     88,927    118,570    148,212    177,854    177,854
    500,000     ...........................    66,035     99,052    132,070    165,087    198,104    198,104

------------

 (a) Years of credited service under the Retirement Plan for Messrs. Scanlon and Martin are 7 and 17, respectively.

 (b) The current final average earnings for Messrs. Scanlon and Martin during 1996 were $170,933 and $202,624, respectively. Mr. Scanlon resigned from the Company effective March 1, 1996.

     GO/DAN Industries Retirement Plan

     Messrs. McHale, Jackson and Mazzarella are covered by a non-contributory defined benefit cash balance plan of GDI. GDI credits an amount, quarterly, to a notional account for each participant under the plan equal to the sum of (i) each participant's total compensation for the quarter (excluding bonus) multiplied by a percentage factor plus (ii) each participant's total compensation for the quarter (excluding bonus) in excess of a fraction of the Social Security wage base multiplied by a percentage factor. The percentage factors are determined under the following table:

                                                                                        PLUS % OF PAY ABOVE
                                                               CREDIT ACCOUNT WITH    1/12 OF SOCIAL SECURITY
                      YEARS OF SERVICE                              % OF PAY             TAXABLE WAGE BASE
------------------------------------------------------------   -------------------    -----------------------
Less than 10 years..........................................           2.25%                     2%
10 to 20 years..............................................           3.00                      2
20 or more years............................................           4.00                      2

     Each year until each participant's normal retirement date (age 65), the notional account balances will be credited quarterly with interest equal to the average of the one-year Treasury bill rate on the first day of October, November and December of the previous calendar year multiplied by his or her account balance at the beginning of the quarter. Upon retirement, the notional account balance will be paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments. Upon normal retirement at age 65, Messrs. McHale's, Jackson's and Mazzarella's estimated annual pension benefits under the cash balance plan are $7,572, $11,460 and $30,317, respectively.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Each of Messrs. McHale, Scanlon and Martin (the 'Senior Executive Officers') has entered into an employment agreement with the Company which extended through December 31, 1996, with automatic one-year extensions upon each anniversary date of such agreement unless either party gives at least 90 days' notice to the contrary. No such notice was given in 1996 with regard to Messrs. McHale or Martin and their agreements were extended until December 31, 1997. Mr. Scanlon resigned from the Company in March 1996 and his agreement was thereupon terminated. Each employment agreement may be terminated by the Company for 'cause' (as defined in each employment agreement) or in the event such executive becomes disabled, and each executive may terminate his agreement for 'good reason' (as defined in each agreement). The employment agreements provide annual pension benefits to each Senior Executive Officer, supplemental to the annual benefits paid to such Senior Executive Officers under the Company's retirement plans, in an amount determined in accordance with the Company's retirement plan applicable to such Senior Executive Officer, without giving effect to limits imposed by the Code and regulations of the IRS on the amount of benefits payable or compensation that may be used in determining benefits that may be paid to an individual under a Federal income tax qualified plan. Upon a 'change in control' of the Company, the Company is required to pay each Senior Executive Officer affected thereby an amount equal to the present value of his supplemental pension benefits under his employment agreement. A 'change in control' of the Company is defined as (i) the acquisition of more than 30 percent of the outstanding Common Stock of the Company by any person or group of related persons, (ii) the change in a majority of the directors of the Company during a consecutive two-year period, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) subject to certain exceptions, the stockholders approve a merger or consolidation of the Company with any other corporation, or (iv) the stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of the Company's assets. 'Good reason' includes the assignment of duties inconsistent with the employee's position with the Company, a significant adverse alteration in the nature or status of the employee's responsibilities or the conditions of his employment, a reduction of the employee's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company), a relocation of the Company's office at which the employee is principally employed by more than 25 miles or the failure by the Company to continue any material compensation or benefit plan. The employment agreements provide for an annual salary of not less than the prior year's salary (except for across-the-board salary reductions similarly affecting all management personnel of the Company) and fringe benefits in accordance with the Company's policies adopted from time to time. The initial base salaries under the employment agreements with the Senior Executive Officers were as follows:
$300,000 for Mr. McHale, $180,000 for Mr. Scanlon and $164,000 for Mr. Martin. During 1996, Mr. McHale's base salary was increased to $355,000. Effective January 1997 Mr. McHale's base salary was increased to $375,000 and Mr. Martin's base salary was increased to $174,000. In addition, under such agreements, Messrs. McHale and Martin received awards of options to purchase 125,000 and 6,250 shares of Common Stock, respectively, under the 1995 Stock Plan. Of such options, options to purchase 75,000 and 0 shares of Common Stock were granted to Messrs. McHale and Martin, respectively, in 1996. In 1996, Mr. Martin received an additional 3,692 shares of restricted Common Stock and options to purchase 24,600 shares of Common Stock. See 'Executive Compensation -- Annual and Long-Term Executive Compensation.'

     Mr. McHale's employment agreement contains additional provisions which provide that, in the event the Company terminates Mr. McHale's employment other than for 'cause' or his disability, or if Mr. McHale terminates his employment for 'good reason,' the Company will pay him an amount equal to his salary for one year and will provide his life, disability, accident, medical and hospitalization insurance benefits during a period of one year after such termination. If, following a 'change in control,' the Company terminates Mr. McHale's employment other than for 'cause' or his disability or if Mr. McHale terminates his employment for 'good reason,' the Company will pay him an amount equal to 2.99 times his average annual taxable compensation from the Company during the preceding five years. In any case, the Company will pay Mr. McHale accrued vacation pay and all other amounts to which he is entitled under any compensation plan of the Company, and following a 'change in control,' an amount equal to the excess of the 'fair market value' (as defined in each employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option. All severance payments and all insurance benefits will be discontinued if, following the Company's termination of his employment for 'cause' or 'disability' or Mr. McHale's termination of his employment other than for 'good reason,' Mr. McHale engages in competition with the Company or engages in conduct which is injurious to the Company.

     The employment agreements of Messrs. Scanlon and Martin also provide for the payment of severance benefits if the Company terminates their employment other than for 'cause' (as defined in each employment agreement) or disability before or after a 'change in control' of the Company or if Mr. Scanlon or Mr. Martin terminates his employment for 'good reason' (as defined in each employment agreement) after a 'change in control.' Severance payments under the agreements will be six months' salary plus an additional month for each full year of service but in no event more than 18 months' salary, and will be paid in normal pay periods, except that upon termination after a 'change in control,' the Company will pay Mr. Scanlon or Mr. Martin, as applicable, in a lump sum 150% of (i) six months' salary plus (ii) an additional month for each full year of service with a maximum of 18 months' salary, plus all earned accrued vacation pay and all other amounts to which he is entitled under any compensation plan of the Company, and an amount equal to the excess of the 'fair market value' (as defined in each employment agreement), on the date of termination, over the option price of the shares subject to each stock option held by him, whether or not exercisable at the time, in exchange for surrender of the option. Life, disability, accident and health insurance benefits will continue during the period of severance payments. Severance payments in excess of the base amount of six months' salary will be reduced by any compensation received by Mr. Scanlon or Mr. Martin from other employment (other than self-employment) prior to a 'change in control.' All severance payments and all insurance benefits will be discontinued if, following the Company's termination of his employment other than for 'good reason,' Mr. Scanlon or Mr. Martin engages in competition with the Company or engages in conduct which is injurious to the Company. With respect to Mr. Martin's employment agreement, Mr. Martin is entitled to severance benefits as if he was terminated other than for 'cause' by the Company if, during the three year period beginning on the Distribution Date, the Company relocates its principal executive offices by more than 25 miles from its existing location.

     Mr. Scanlon resigned from the Company effective March 1, 1996. In addition to the amounts due to Mr. Scanlon pursuant to his employment agreement, the Company agreed to pay Mr. Scanlon the sum of $12,030, representing his bonus under the Allen 1995 annual incentive plan. Mr. Scanlon received aggregate severance from the Company of $145,385 during 1996.

     Severance Agreements

     Messrs. Jackson and Mazzarella entered into severance agreements with GDI. Pursuant to their respective severance agreement, if either Mr. Jackson or Mr. Mazzarella lost his current position at GDI (except for termination for 'cause' as defined in each severance agreement), or if during the term thereof should there be a material change in ownership, or the sale of a portion of the business, which results in his not having a position similar to his current position including similar pay and benefits then his base salary will continue to be paid until he either secures other full-time employment, or for one year, whichever occurs first. Mr. Mazzarella resigned from the Company in October 1996. The Company made severance payments of $21,462 to Mr. Mazzarella during 1996.

     Timothy E. Coyne, the Company's Vice President and Controller, entered into a severance agreement with the Company in September 1996. The Company's severance agreement with Mr. Coyne is substantially identical to the agreements executed by Messrs. Jackson and Mazzarella.

     GDI Long-Term Incentive Plan

     Allen and Handy & Harman ('H&H') instituted a Long-Term Incentive Plan for certain key executives of GDI, including Messrs. Jackson and Mazzarella but excluding Mr. McHale. Under the plan, such key executives were entitled to receive awards aggregating $1.5 million based on the achievement of certain operating targets for GDI as of November 30, 1995. GDI achieved the operating targets. Accordingly, the Company decided to fully vest the participants in the plan. Messrs. Jackson and Mazzarella were entitled to receive awards aggregating $168,479 and $255,421, respectively. The awards under the plan are being paid in three equal payments on April 1 of 1996, 1997 and 1998, and will be subject to forfeiture in accordance with the provisions of the plan. Messrs. Jackson and Mazzarella received payments of $56,160 and $85,140 respectively in April 1996. Pursuant to his resignation in October 1996, the Company agreed to pay Mr. Mazzarella the remaining amounts due in 1997 and 1998 in April 1997 and not later than October 1997, respectively. Pursuant to the Contribution Agreement with Allen, the Company agreed to assume responsibility for all payments due under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The  Company's   Compensation  Committee   currently  consists   of   three
non-employee directors -- Messrs. Abraham, Colburn and Lederer. Pursuant to the Directors Plan, Messrs. Abraham, Colburn and

Lederer were each granted options to purchase 1,500 shares of Common Stock on April 26, 1996, at an exercise price of $8.375. Each of the foregoing options expires 10 years from date of grant and is exercisable 50 percent after two years from date of grant, 75 percent after three years from date of grant and 100 percent after four years from date of grant. See 'Proposal No. 1 -- Compensation of Directors.'

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

COMPANY PERFORMANCE

     The following graph shows the cumulative total stockholder return on the Company's Common Stock since the beginning of 'regular way' trading in the Company's Common Stock on October 11, 1995, compared to the returns of the New York Stock Exchange Market Value Index, and a peer group consisting of the reporting companies in SIC Code 3714 -- Motor Vehicle Parts and Accessories.

                                 TRANSPRO, INC.
               COMPARISON OF CUMULATIVE TOTAL RETURN 10/95-12/96
                           VS NYSE MARKET VALUE INDEX
              AND SIC -- MOTOR VEHICLE PARTS AND ACCESSORIES INDEX

                                    [GRAPH]

     Assumes $100 invested October 11, 1995 in the Company's Common Stock, NYSE Market Value Index and SIC -- Motor Vehicle Parts and Accessories Index; assumes dividend reinvestment.

                                 PERFORMANCE GRAPH
                                 -----------------
                                                                   10/95    12/95      12/96
                                                                   ----    -------    -------
TRANSPRO........................................................   $100    $ 90.43    $ 79.71
NYSE MARKET VALUE INDEX.........................................   $100    $105.48    $127.06
SIC INDEX.......................................................   $100    $ 98.17    $121.12

                                STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

     The following tables set forth information as of March 3, 1997 with respect to the only persons known to the Company to be the beneficial owners (for purposes of the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of the Company's Common Stock as of that date.

                                                                                AMOUNT AND
                                                                                NATURE OF
                             NAME AND ADDRESS OF                                BENEFICIAL      PERCENT
                              BENEFICIAL OWNERS                                 OWNERSHIP       OF CLASS
-----------------------------------------------------------------------------   ----------      --------
Gabelli Funds, Inc.  ........................................................     894,125(a)      13.6%
GAMCO Investors, Inc.
Gabelli Performance Partnership L.P.
Gabelli International Limited
Gabelli International II Limited
Gabelli Asset Management Company International Advisory
  Services Ltd.
  One Corporate Center
  Rye, New York 10580
State of Wisconsin Investment Board .........................................     641,400(b)       9.7%
  P.O. Box 7842
  Madison, Wisconsin 53707
Fidelity Management & Research Company ......................................     513,925(c)       7.8%
FMR Corp.
Edward C. Johnson 3d
Abigail P. Johnson
  82 Devonshire Street
  Boston, Massachusetts 02109

------------

 (a) This figure is based on information set forth in a Schedule 13D Amendment No. 4 dated September 26, 1996 filed with the SEC. Gabelli Funds, Inc. holds sole voting and dispositive power over an aggregate of 348,250 shares of Common Stock. GAMCO Investors, Inc. holds sole voting power over 463,375 shares of Common Stock and sole dispositive power over 508,375 shares of
     Common Stock. Gabelli Performance Partnership L.P. ('GPP'), Gabelli International Limited ('GIL'), Gabelli International II Limited ('GIL II') and Gabelli Asset Management Company International Advisory Services Ltd. ('GIASL') hold sole voting and dispositive power over 15,000, 10,000, 7,500 and 5,000 shares of Common Stock, respectively. Mario J. Gabelli is the indirect majority stockholder of GAMCO and the majority stockholder and Chairman of the Board of Directors and Chief Executive Officer of Gabelli Funds, Inc., the general partner of GPP, the Chairman of the Board, a director and investment manager for GIL and GIL II and a director of GIASL.

 (b) This figure is based upon information set forth in a Schedule 13G Amendment No. 1 filed with the SEC on January 21, 1997. The State of Wisconsin Investment Board has sole voting and dispositive power over all of the indicated shares.

 (c) This figure is based on information set forth in a Schedule 13G dated February 14, 1997 filed with the SEC. FMR Corp. ('FMR') and Edward C. Johnson 3d have sole dispositive power over all of the indicated shares but do not hold voting power over the shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, holds sole voting power over the indicated shares under written guidelines established by its Board of Trustees.

DIRECTORS AND OFFICERS

     The following table sets forth information as of March 3, 1997, which respect to shares of Common Stock of the Company beneficially owned (for purposes of the rules of the Securities and Exchange Commission) by each director and each Named Executive Officer and by all directors and current executive officers of the Company as a group, except that the information with respect to shares held by the trustee under Company's 401(k) Savings Plan is as of December 31, 1996 (the most recent practicable date for such information).

                                                                                AMOUNT AND
                                                                                NATURE OF
                                                                                BENEFICIAL      PERCENT
                          NAME OF BENEFICIAL OWNER                              OWNERSHIP       OF CLASS
-----------------------------------------------------------------------------   ----------      --------
Barry R. Banducci............................................................       7,000         *
Henry P. McHale..............................................................      11,480(a)      *
William J. Abraham, Jr. .....................................................       7,000         *
Philip Wm. Colburn...........................................................      25,438         *
Paul R. Lederer..............................................................           0         --
Sharon M. Oster..............................................................         100         *
F. Alan Smith................................................................           0         --
Jeffrey L. Jackson...........................................................       2,189(b)      *
John C. Martin, III..........................................................      66,044(c)       1.0%
Andrew J. Mazzarella.........................................................       1,075         *
Raymond M. Scanlon...........................................................         330         *
All directors and executive officers as a group (12 persons).................     121,356(d)       1.8%

------------

  * Less than 1%

 (a) Consists of shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan.

 (b) Consists of 1,726 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan and 463 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan.

 (c) Consists of 16,677 shares owned directly; 820 shares held by the trustee under the TransPro, Inc. 401(k) Savings Plan; 17,739 shares issuable upon exercise of options exercisable within 60 days; and 30,808 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan.

 (d) Consists of 57,620 shares owned by directors and executive officers; 12,763 shares held on behalf of certain executive officers by the trustee under the TransPro, Inc. 401(k) Savings Plan; 33,234 restricted shares of Common Stock awarded under the Company's 1995 Stock Plan and 17,739 shares issuable upon exercise of options exercisable within 60 days.

      PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1997, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the Annual Meeting. Coopers & Lybrand L.L.P. has audited the Company's financial statements since it was spun-off from The Allen Group Inc. in 1995. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand L.L.P. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection were ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote 'for' or a vote 'against' the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote 'against' the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

     THE BOARD OF DIRECTORS DEEMS 'PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS' TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE 'FOR' APPROVAL THEREOF.

                              CERTAIN TRANSACTIONS

     On September 8, 1995, the Board of Directors of Allen declared a distribution (the 'Distribution'), payable to the holders of Allen common stock at the close of business on September 29, 1995 (the 'Record Date'), of one share of TransPro Common Stock, along with an associated stock purchase right issued pursuant to a stockholder rights plan (a 'Right' and, collectively with the distributed TransPro Common Stock, a 'Share'), for every four shares of common stock of Allen held on the Record Date. The Distribution took place on September 29, 1995 (the 'Distribution Date'). Mr. Philip Wm. Colburn, a director of the Company, is also the Chairman of the Board of Allen.

     In connection with the Distribution, the Company and Allen entered into several agreements for the purpose of giving effect to the Distribution and defining their ongoing relationships. These agreements were negotiated while the Company was wholly owned by Allen and therefore were not the result of arms-length negotiations between independent parties, although the Company believes the various pricing terms to be comparable to what could be achieved through arms-length negotiations.

     The following is a summary of certain material agreements, arrangements and transactions between the Company and Allen.

CONTRIBUTION AGREEMENT

     Immediately prior to the Distribution, the Company and Allen entered into a Contribution Agreement providing for, among other things, the principal corporate transactions required to transfer the automotive and truck products business to TransPro, the agreements and conditions relating to the Distribution, the division between the Company and Allen of certain assets and liabilities and certain other agreements governing the relationship between Allen and the Company with respect to or as a consequence of the Distribution.

     Contribution of Automotive and Truck Products Business. Pursuant to the Contribution Agreement, substantially all of the assets and liabilities of the automotive and truck products business, including Allen's 50% ownership interest in GDI, were transferred by Allen to the Company, which was incorporated for that purpose on July 28, 1995 (the 'Contribution'). In connection with the Contribution, the Company agreed to assume from Allen any and all liabilities, indebtedness and obligations of Allen arising out of or relating to the automotive and truck products business, including an aggregate of approximately $13 million of indebtedness under certain IRBs, and all liabilities and obligations relating to the requirements of any applicable environmental laws or regulations, the redemption of GDI, the registration statement relating to the Distribution or any pending or threatened litigation.

     Employees. The Company agreed to continue to employ all employees of Allen whose duties related primarily to the automotive and truck products business. Except as provided for in the Contribution Agreement, the Company agreed to provide such employees with terms and conditions of employment that are substantially the same as those provided to such employees by Allen, including employee benefits and other perquisites. The Company has agreed to assume all liabilities relating to such employees, including liabilities relating to their employment by Allen prior to the Distribution.

     Cross Indemnification. The Company and Allen agreed to indemnify each other against certain liabilities. Subject to certain exceptions, the Company agreed to indemnify Allen against any and all claims that arise out of or are related to the businesses, assets acquired and liabilities assumed by the Company, the registration statement relating to the Distribution or certain tax payments and to reimburse Allen for any legal or other costs and expenses reasonably incurred by Allen in connection with investigating or defending any such claim. Allen has agreed to indemnify the Company from any claims that arise out of or are related to the businesses, assets and liabilities retained by Allen and to reimburse the Company for any legal or other costs and expenses reasonably incurred by the Company in connection with investigating or defending any claim. The Contribution Agreement also included procedures for notice and payment of indemnification claims and provided that the indemnifying party may assume the defense of a claim or suit brought by a third party.

     Use of Allen Corporate Name. In order to facilitate the transfer of the Truck Products Divisions from Allen to the Company, the Contribution Agreement permitted the Company to continue to use the Allen corporate name for a period of one year after the Distribution.

     Expenses. The Contribution Agreement provided that all costs and expenses incurred with the preparation, delivery and implementation of the Contribution Agreement and the transactions contemplated thereby be paid by Allen, except for fees and expenses related to any transaction specifically intended to benefit only the Company after the closing.

INTERIM SERVICES AGREEMENT

     As of the Distribution Date, the Company and Allen entered into an Interim Services Agreement (the 'Services Agreement'), which governed the administrative services that Allen continued to provide the Company on a interim basis. In general, Allen provided certain limited tax, accounting, cash reconciliation, human resources and insurance administration services for a one-year period after the Distribution Date. Under the terms of the agreement, the Company compensated Allen for such services at a rate of $10,000 per month during the first six months and $5,000 per month during the last six months of the term of the agreement, plus certain out-of-pocket expenses. The Services Agreement provided that the Company may request Allen to provide additional services during the term of the agreement and, if so provided, the monthly fee will be appropriately adjusted. The Company paid Allen an aggregate of $80,000 under the Services Agreement in 1996 and the Agreement terminated in September 1996.

CONSULTING AGREEMENT

     As of the Distribution Date, the Company and Allen entered into a Consulting Agreement (the 'Consulting Agreement'), pursuant to which Mr. Frank
J. Hyson continued to be an employee of Allen, but provided full-time services to the Company as the President of the Crown division in exchange for monthly payments equal to the total aggregate monthly compensation, benefits, incentive and other compensation incurred by Allen with respect to Mr. Hyson. In October 1996, the Company and Allen restated their Consulting Agreement to provide that Mr. Hyson would no longer act as President of the Crown division, but would instead provide full-time services to the Company on the same basis as Special Assistant to the Chief Executive Officer. The restated Consulting Agreement terminates on December 31, 1997.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 25, 1997 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The Annual Report, including financial statements, of the Company for the year 1996 is enclosed herewith but is not a part of the proxy soliciting material.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          JOHN C. MARTIN, III
                                          Secretary

Dated: March 21, 1997

                                   APPENDIX 1
                                   PROXY CARD


                                 TRANSPRO, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 1997

               Barry R. Banducci and Henry P. McHale, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of TransPro, Inc. held of record by the undersigned on March 3, 1997, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday, April 23, 1997, at the Omni Berkshire Place Hotel, 21 East 52nd Street, New York, New York and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

               1.     Proposal No. 1 - Election of Directors - Nominees are:

                      Barry R. Banducci
                      Henry P. McHale
                      William J. Abraham, Jr.
                      Philip Wm. Colburn
                      Paul R. Lederer
                      Sharon M. Oster; and
                      F. Alan Smith.

     [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appear(s) below):

     [ ] WITHHOLD AUTHORITY to vote for the listed nominees.

     2. Proposal No. 2 - Approval of Appointment of Coopers & Lybrand L.L.P. as the Company's Independent Auditors:

        [ ]    FOR

        [ ]    AGAINST

        [ ]    ABSTAIN

               Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT:    PLEASE  SIGN  EXACTLY AS NAME  APPEARS  BELOW.  EACH JOINT  OWNER
               SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF SIGNOR IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated __________, 1997


                                    ---------------------------------------
                                    Signature

                                    ---------------------------------------
                                    Signature if held jointly

THE ABOVE-SIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.

               PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.